EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

 Third Avenue Development LLC is a Texas limited liability corporation and a wholly owned subsidiary of Taylor Consulting Inc.

 White Buffalo Property Solutions, LLC is a Texas limited liability corporation and a wholly owned subsidiary of Taylor Consulting Inc.